UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined balance sheet as of January 26, 2020, and the unaudited pro forma condensed combined statement of operations for the fiscal year ended January 26, 2020. The unaudited pro forma condensed combined financial information includes the previously reported results of NVIDIA Corporation (“NVIDIA” or the “Company”), a Delaware corporation, and Mellanox Technologies, Ltd. ("Mellanox"), a company organized under the laws of the State of Israel, after giving pro forma effect to NVIDIA's acquisition of Mellanox described in the following paragraphs and accompanying notes.
The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma adjustments reflecting the Mellanox acquisition have been prepared in accordance with the acquisition method of accounting in accordance with Financial Accounting Standard Board Accounting Standards Codification (“ASC”) Topic 805, Business Combinations.
The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or consolidated financial condition would have been had the Mellanox acquisition actually occurred on January 26, 2020 for the balance sheet, or January 28, 2019 for the statement of operations, nor does it purport to project the future consolidated results of operations or consolidated financial condition for any future period or as of any future date. The assumed accounting for the Mellanox acquisition, including estimated purchase consideration, is based on provisional amounts and the associated purchase accounting is not final. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities is based upon the preliminary estimate of fair values. The unaudited pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed combined financial information.
The Mellanox Acquisition
On March 10, 2019, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with NVIDIA International Holdings Inc., a Delaware corporation and wholly owned subsidiary of NVIDIA (“Parent”), Mellanox, and Teal Barvaz Ltd., a company organized under the laws of the State of Israel and a wholly owned subsidiary of Parent (“Merger Sub”). On April 27, 2020 (the “Acquisition Date”), pursuant to the Merger Agreement, Merger Sub merged with and into Mellanox (the “Merger”), with Mellanox continuing as the surviving corporation and a wholly owned subsidiary of Parent (the "Mellanox Acquisition").

At the effective time (the “Effective Time”) of the Merger, each ordinary share of Mellanox (a “Mellanox Ordinary Share”) outstanding immediately prior to the Effective Time (other than Mellanox Ordinary Shares held by Mellanox, any direct or indirect wholly owned subsidiary of Mellanox, Parent, Merger Sub or any of their respective subsidiaries or held in Mellanox’s treasury) was deemed to have been transferred to Parent in exchange for the right to receive $125.00 in cash, without interest and subject to applicable tax withholding. The total preliminary purchase consideration for Mellanox was $7.13 billion, consisting of the following:
•$7.03 billion in cash paid to Mellanox shareholders in respect to approximately 56 million total issued and outstanding shares of Mellanox as of the Acquisition Date;
•$11 million in cash paid in respect of all Mellanox stock options held by employees of Mellanox, $4 million in cash paid in respect of all Mellanox stock options held by non-employee directors of Mellanox, and $1 million in cash paid in respect of all Mellanox restricted stock unit awards ("Mellanox RSUs") held by non-employee directors of Mellanox; and

•$85 million representing the fair value of Mellanox RSUs and Mellanox performance share unit awards ("Mellanox PSUs") assumed by NVIDIA, attributable to pre-combination service to Mellanox.
The Company had enough cash on hand to complete the acquisition without financing based on the consolidated balance sheet as of January 26, 2020. The transaction has been treated as a business combination. NVIDIA was determined to be the acquirer after taking into account the relative share ownership. The purchase price of the Mellanox Acquisition has been allocated to the assets acquired and liabilities assumed based on their preliminary fair values at the Acquisition Date.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JANUARY 26, 2020
(In millions)

	Historical
	NVIDIA	Mellanox					Pro Forma Combined
	As of	As of					As of
	January 26,	December 31,	Reclassification		Pro Forma		January 26,
	2020	2019	Adjustments		Adjustments		2020
ASSETS
Current assets:
Cash and cash equivalents	$10,896	$78	$—		$(7,238)	5(a)	$3,736
Marketable securities	1	798	—		—		799
Accounts receivable, net	1,657	230	22	4(a)	—		1,909
Inventories	979	98	—		161	5(b)	1,238
Prepaid expenses and other current assets	157	17	—		—		174
Total current assets	13,690	1,221	22		(7,077)		7,856
Property and equipment, net	1,674	114	23	4(b)	—		1,811
Operating lease assets	618	72	—		4	5(c)	694
Goodwill	618	474	—		2,813	5(b)	3,905
Intangible assets, net	49	152	(23)	4(b)	2,841	5(b)	3,019
Deferred income tax assets	548	37	—		(30)	5(e)	555
Other assets	118	50	—		—		168
Total assets	$17,315	$2,120	$22		$(1,449)		$18,008

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$687	$105	$—		$—		$792
Accrued and other current liabilities	1,097	222	22	4(a)	(4)	5(d)	1,337
Total current liabilities	1,784	327	22		(4)		2,129
Long-term debt	1,991	—	—		—		1,991
Long-term operating lease liabilities	561	61	—		—		622
Other long-term liabilities	775	76	—		315	5(d)(e)	1,166
Total liabilities	5,111	464	22		311		5,908
Shareholders’ equity:
Preferred stock	—	—	—		—		—
Common stock	1	—	—		—		1
Additional paid-in capital	7,045	1,127	—		(1,042)	5(f)	7,130
Treasury stock, at cost	(9,814)	—	—		—		(9,814)
Accumulated other comprehensive loss	1	3	—		(3)	5(g)	1
Retained earnings	14,971	526	—		(715)	5(h)	14,782
Total shareholders' equity	12,204	1,656	—		(1,760)		12,100
Total liabilities and shareholders' equity	$17,315	$2,120	$22		$(1,449)		$18,008
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE FISCAL YEAR ENDED JANUARY 26, 2020
(In millions, except per share data)

	Historical
	NVIDIA	Mellanox			Pro Forma Combined
	Fiscal Year Ended	Fiscal Year Ended			Fiscal Year Ended
	January 26,	December 31,	Pro Forma		January 26,
	2020	2019	Adjustments		2020
Revenue	$10,918	$1,331	$—		$12,249
Cost of revenue	4,150	464	291	6(a)(b)	4,905
Gross Profit	6,768	867	(291)		7,344
Operating expenses
Research and development	2,829	415	34	6(a)(b)	3,278
Sales, general and administrative	1,093	244	339	6(a)(b)(c)	1,676
Total operating expenses	3,922	659	373		4,954
Income from operations	2,846	208	(664)		2,390
Interest income	178	—	(111)	6(d)	67
Interest expense	(52)	—	—		(52)
Other, net	(2)	16	—		14
Total other income (expense)	124	16	(111)		29
Income before income tax	2,970	224	(775)		2,419
Income tax expense (benefit)	174	19	(68)	6(e)	125
Net Income	$2,796	$205	$(707)		$2,294

Net income per share:
Basic	$4.59				$3.77	6(f)
Diluted	$4.52				$3.71	6(f)

Weighted average shares used in per share computation:
Basic	609				609	6(f)
Diluted	618				618	6(f)
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Note 1 - Basis of Presentation
The unaudited pro forma condensed combined financial information presents the pro forma effects of the Mellanox Acquisition. The historical financial information of NVIDIA and Mellanox is presented in accordance with accounting principles generally accepted in the United States of America.
The unaudited pro forma condensed combined balance sheet as of January 26, 2020 was prepared using the historical audited consolidated balance sheet of NVIDIA and historical audited consolidated balance sheet of Mellanox as of January 26, 2020 and December 31, 2019, respectively, and presents the combined financial position of NVIDIA and Mellanox as if the Mellanox Acquisition occurred on January 26, 2020.
The unaudited pro forma condensed combined statement of operations for the fiscal year ended January 26, 2020 assumes that the Mellanox Acquisition was consummated on the first day of NVIDIA’s fiscal year 2020, January 28, 2019, and reflects pro forma adjustments that are expected to have a continuing impact on the results of operations.
The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with the business combination accounting guidance as provided in ASC 805, Business Combinations, with NVIDIA treated as the accounting acquirer. The unaudited pro forma condensed combined financial information will differ from the final purchase accounting for a number of reasons, including the fact that the estimates of fair values of certain assets and liabilities acquired are preliminary and subject to change when the formal valuation and other studies are finalized. The differences that will occur between the preliminary amounts and the final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.
The financials have been prepared in accordance with Article 11 of Regulation S-X. The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the Mellanox Acquisition, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the operating results of the combined company. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Mellanox Acquisition and certain other adjustments. The final determination of the purchase price allocation will be based on the fair values of assets acquired and liabilities assumed as of April 27, 2020 and could result in a material change to the unaudited pro forma condensed combined financial information, including goodwill.
The unaudited pro forma condensed combined financial information should be read in conjunction with:
•These accompanying notes;
•The separate audited consolidated financial statements of NVIDIA for the fiscal year ended and as of January 26, 2020, included in NVIDIA’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 20, 2020; and
•The separate audited consolidated financial statements of Mellanox for the year ended and as of December 31, 2019, included in Mellanox’s Annual Report on Form 10-K filed with the SEC on February 20, 2020, incorporated by reference in Exhibit 99.1 to this Amendment No. 1 to NVIDIA’s Current Report on Form 8-K/A.
Note 2 - Significant Accounting Policies
The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in NVIDIA’s audited financial statements as of and for the fiscal year ended January 26, 2020. Certain reclassifications have been reflected in the pro forma adjustments to conform Mellanox’s presentation to NVIDIA’s presentation in the unaudited pro forma condensed combined balance sheet. Management has substantially completed the review of Mellanox’s accounting policies and based on its analysis to date has determined, other than as described in Notes 4 and 5 below, that no significant adjustments are necessary to conform Mellanox’s financial statements to the accounting policies used by

NVIDIA in the preparation of the unaudited pro forma condensed combined financial information. These reclassifications have no effect on previously reported total assets, total liabilities, and shareholders’ equity, or income from continuing operations of NVIDIA or Mellanox.
Note 3 - Calculation of Purchase Consideration and Preliminary Purchase Price Allocation of the Mellanox Acquisition
The preliminary estimated fair value of consideration transferred on the Acquisition Date is comprised of (i) total cash consideration, which includes the cash paid to Mellanox shareholders for the issued and outstanding Mellanox Ordinary Shares, and cash settlement of Mellanox equity awards, (ii) and the fair value of unvested Mellanox RSUs and Mellanox PSUs assumed for pre-combination service. The preliminary purchase consideration is as follows:

(in millions)
Cash paid for outstanding Mellanox Ordinary Shares (1)	$7,033
Cash paid for Mellanox equity awards (2)	16
Total cash consideration	7,049
Fair value of Mellanox equity awards assumed by NVIDIA for pre-combination service (3)	85
Total equity consideration	85
Total preliminary purchase consideration	$7,134
1.Represents the cash consideration based on $125.00 per share paid to Mellanox shareholders for approximately 56 million shares of outstanding Mellanox Ordinary Shares.
2.Represents the cash consideration for the settlement of approximately 243 thousand Mellanox stock options held by employees and non-employee directors of Mellanox, and approximately 6 thousand Mellanox RSUs held by non-employee directors of Mellanox.
3.Represents the fair value of Mellanox’s stock-based compensation awards attributable to pre-combination services. ASC 805 requires that the fair value of replacement awards attributable to pre-combination service be included in the consideration transferred.
Preliminary Purchase Price Allocation
Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Mellanox are recorded at the Acquisition Date fair values and added to those of NVIDIA. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Mellanox Acquisition. The allocation is dependent upon certain valuation and other studies that have not yet been finalized. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed.
The following table sets forth a preliminary allocation of the purchase consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Mellanox based on Mellanox’s balance sheet at December 31, 2019, with the excess recorded as goodwill:

(in millions)
Cash and cash equivalents	$78
Marketable securities	798
Accounts receivable, net	252
Inventories	259
Prepaid expenses and other current assets	17
Property and equipment, net	137
Operating lease assets	76
Intangible assets, net	2,970
Deferred income tax assets	7
Other assets	50
Total assets	4,644
Accounts payable	105
Accrued and other current liabilities	240
Long-term operating lease liabilities	61
Other long-term liabilities	391
Total liabilities	797
Net assets acquired (a)	3,847
Preliminary purchase consideration (b)	7,134
Preliminary goodwill (b) - (a)	$3,287

Preliminary identifiable intangible assets consist of the following:

Intangible Assets	Approximate Fair Value (in millions)	Estimated useful lives
Developed technology	$1,640	5 years
Customer relationships	440	3 years
Order Backlog (1)	190	< 1 year
Trade names	70	5 years
Total identified finite-lived intangible assets	2,340
In-process research and development	630	N/A
Total identified intangible assets	$2,970
(1) Order backlog consists of purchase arrangements with customers with assigned shipment dates expected. The economic useful life is based on the time to fulfill the outstanding order backlog obligation which is less than 1 year.
In-process technology is recorded at fair value as an indefinite-lived intangible asset at the effective date of the merger until completion or abandonment of the associated research and development efforts. Upon completion of development, acquired in-process technology assets are considered amortizable, finite-lived assets.

The amortization related to these amortizable identifiable intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statement of operations based on the estimated useful lives above. The identifiable intangible assets and related amortization are preliminary and are based on management’s estimates after consideration of similar transactions. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets and liabilities, and the related amount of amortization, may differ materially from this preliminary allocation. In addition, the periods the amortization impacts will ultimately be based upon the periods in which the associated economic benefits or detriments are expected to be derived. Therefore, the amount of amortization following the transaction may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset.
Any differences between the fair value of the consideration issued and the fair value of the assets acquired and liabilities assumed are recorded as goodwill. The goodwill is primarily attributable to the planned growth in the combined business of NVIDIA and Mellanox. Goodwill is not amortized to earnings, but instead is reviewed for impairment at least annually, absent any interim indicators of impairment. Goodwill recognized in the Mellanox Acquisition is not expected to be deductible for foreign tax purposes.
The final determination of the purchase price allocation of the Mellanox Acquisition will be based on Mellanox’s net assets acquired as of the Acquisition Date. The purchase price allocation may change materially based on the receipt of more detailed information and completion of the Company’s valuation of the net assets acquired as of April 27, 2020. Therefore, the actual allocations will differ from the pro forma adjustments presented.
Note 4 - Reclassifications
a.Represents the reclassification of Mellanox's customer related liabilities into Accrued and other current liabilities to conform to NVIDIA's balance sheet presentation.
b.Represents the reclassification of Mellanox's licenses into Property and equipment, net to conform to NVIDIA's balance sheet presentation.
Note 5 - Notes to Unaudited Pro Forma Condensed Combined Balance Sheet
a.Represents the use of the combined company cash balance, including (i) the cash consideration paid for the Mellanox Acquisition, and (ii) the transaction costs of NVIDIA and Mellanox to close the Mellanox Acquisition.

(in millions)
Cash consideration paid for Mellanox Ordinary Shares, stock options, PSUs, and RSUs	$7,049
NVIDIA transaction costs paid and anticipated to be paid (1)	51
Mellanox transaction costs paid and anticipated to be paid (1)	138
Net cash outflow related to the Mellanox Acquisition	$7,238
(1) These Mellanox Acquisition costs have been excluded from the pro forma statements of operations, as they are not expected to have a continuing impact on the combined results. Refer to Note 5(h) for the corresponding adjustment on retained earnings.
b.Represents the estimated fair value of the assets and liabilities of Mellanox and the fair value of intangible assets acquired as discussed in Note 3 above.

(in millions)
Inventory pro forma fair value adjustment (1)	$161

Goodwill - elimination of historical balance	$(474)
Goodwill - fair value	3,287
Total goodwill pro forma adjustment	$2,813

Intangible assets - elimination of historical balance	$(129)
Intangible assets - fair value	2,970
Total intangible assets pro forma adjustment	$2,841
(1) After the Mellanox Acquisition, the step-up in inventory fair value will increase cost of revenue as the inventory is sold. This increase is not reflected in the pro forma condensed combined statements of operations because it does not have a continuing impact, as the stepped-up inventory is expected to fully turn over in the fiscal second quarter, the same quarter as the close of the Mellanox Acquisition.

c.Represents the value of the favorable lease contract of $4 million related to the carrying value of Operating lease assets assumed in connection with the Mellanox Acquisition.
d.Represents fair value adjustments of $4 million and $5 million to decrease the carrying value of deferred revenue in Other current liabilities and Other long-term liabilities, respectively, assumed in connection with the Mellanox Acquisition.
e.Represents the deferred tax impact associated with the incremental differences in book and tax basis created from the preliminary purchase price allocation. We have recorded a deferred tax liability of $204 million, associated with fair value adjustments, primarily related to the value of intangible assets, at the applicable statutory tax rates in the various jurisdictions. We have also recorded $146 million of estimated deferred tax liability relating to the basis differences in Mellanox.

f.Represents a total adjustment of $1.04 billion comprised of $85 million for the fair value of Mellanox equity awards assumed for pre-combination service at closing of the Mellanox Acquisition, as described in Note 3 above, offset by the elimination of Mellanox Ordinary Shares of $1.13 billion. The remaining portion of the fair value of NVIDIA replacement equity awards will be included in post-combination share-based compensation expense as the Mellanox employees continue to provide service over the remaining vesting period.

(in millions)
Value of NVIDIA replacement equity awards attributable to pre-combination services	$85
Elimination of historical Mellanox Ordinary Shares and capital in excess of par value	(1,127)
Total common stock pro forma adjustment	$(1,042)
g.Represents the elimination of Mellanox’s accumulated other comprehensive loss.
h.Represents the adjustment to NVIDIA’s retained earnings to record (i) elimination of Mellanox retained earnings of $526 million, (ii) NVIDIA’s Mellanox Acquisition transaction costs of $51 million, and (iii) Mellanox’s Mellanox Acquisition transaction costs of $138 million (as described in Note 5(a) above). These transaction costs primarily consist of investment banking fees, legal and accounting services, and are not reflected in the unaudited pro forma condensed combined statements of operations because they are not expected to have a continuing impact on the operating results of the combined company.
Note 6 - Notes to Unaudited Pro Forma Condensed Combined Statement of Operations
a.Represents an adjustment to record amortization expense related to identifiable intangible assets based on the determined amortization method for each identified intangible asset. Amortization of intangible assets is based on the periods over which the economic benefits of the intangible assets are expected to be realized as discussed in Note 3 above.

	Pro Forma Twelve Months Ended
	January 26, 2020
	Cost of Revenue	Research & Development	Sales, General & Administrative
	(in millions)
Reversal of Mellanox's historical intangible asset amortization	$(39)	$(1)	$(7)
Amortization of purchased identifiable assets	327	—	350
Total incremental (reduction in) intangible asset amortization expense	$288	$(1)	$343
b.Reflects the net adjustment to stock-based compensation expense for the post-combination portion of Mellanox’s equity awards assumed by NVIDIA. The new stock-based compensation expense is amortized on a straight-line basis over the remaining vesting periods. The following table reflects the elimination of Mellanox’s historical stock-based compensation expense and the fair value of NVIDIA’s replacement equity awards to be recognized over the period for which the post-combination service of Mellanox’s employees is required.

	Pro Forma Twelve Months Ended
	January 26, 2020
	Cost of Revenue	Research & Development	Sales, General & Administrative
	(in millions)
Reversal of Mellanox's historical stock-based compensation expense	$(3)	$(61)	$(47)
Post-combination stock-based compensation expense	6	96	83
Total incremental stock-based compensation expense	$3	$35	$36
c.Represents the reversal of the incurred transaction costs related to the Mellanox Acquisition recorded in selling, general and administrative expenses.

Pro Forma Twelve Months Ended
January 26, 2020
(in millions)
Mellanox transaction costs	$(16)
NVIDIA transaction costs	(24)
Total adjustment to eliminate transaction costs	$(40)
d.Reflects NVIDIA's estimated foregone interest income associated with the cash used to fund the Mellanox Acquisition. The estimated foregone interest income for the combined entity is based on a weighted-average annual interest rate of 1.57% for the year ended January 26, 2020.

e.Reflects an estimate of the tax impacts of the Mellanox Acquisition on the statements of operations, primarily related to the fair value adjustments for acquired intangibles. The taxes associated with these adjustments reflect the applicable statutory tax rates in the various jurisdictions. NVIDIA's effective tax rate following the Mellanox Acquisition may be affected by various factors, including tax planning, and other permanent tax differences and therefore may differ from the estimated amount materially.

f.Represents the pro forma basic net income per share calculated using the historical weighted average shares of NVIDIA common stock outstanding. Pro forma diluted net income per share is calculated using the historical NVIDIA equity awards and additional NVIDIA equity awards issued in conjunction with the Mellanox Acquisition, if deemed to be dilutive. NVIDIA historical basic weighted average shares are equivalent to pro forma basic weighted average shares. There was insignificant dilutive impact of equity awards issued for the Mellanox Acquisition for the unaudited pro forma condensed combined statement of operations for the twelve months ended January 26, 2020.